RULE 10F-3 REPORTING FORM



Name of Fund:  ___CDC NVEST STAR SMALL CAP FUND_______________________

Total Net Assets of Fund: _____24,009,048_____

Issuer:  __INET TECHNOLOGIES INC.   _________________________________

Underwriter(s) 1 _MORGAN STANLEY, RAYMOND JAMES

Affiliated Underwriter in the Syndicate  ___Smith Barney_____________

Date of Purchase:  __10/7/03____________________

Date of Offering:  _____10/7/03__________

Amount of Purchase 2  ___16,200________________

Purchase Price  ___12.50_____________________

Commission or Spread:  ____$.43 SELLING COMMISSION______________

Check that all the following conditions have been met (any exceptions should be discussed prior to commitment):

__X___ The securities are (i) part of an issue  registered  under the Securities
     Act of 1933, (ii) "municipal securities" as defined under the Securities Exchange Act of 1934, (iii) sold in an offering conducted under the laws of a country other than the United States subject to certain requirements, or
     (iv) exempt from registration under section 4(2) of the Securities Act of 1933 or Rules 144A or 501-508 thereunder.

___X__ The purchase price did not exceed the offering price at the end of the first business day after the first day of the offering (or fourth day before termination, if a rights offering).

___X__ The underwriting was a firm commitment.


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1    Attach a list of all members in the syndicate.
2 Include all purchases made by two or more funds which have the same investment adviser or sub-adviser.

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__X___ The  commission,  spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during a comparable period of time.

___X__ IN RESPECT OF ANY SECURITIES OTHER THAN MUNICIPAL SECURITIES,  the issuer of such securities has been in continuous operation for not less than three years (including operations of predecessors), OR IN RESPECT OF ANY MUNICIPAL SECURITIES, the issuer of such securities has received an investment grade rating from a nationally recognized statistical rating organization or if the issuer of the municipal securities or entity supplying the revenues from which the issues is to be paid has been in continuous operation for less than three years (including any predecessors), it has received one of the three highest ratings from at least one such rating service.

___X__ The amount of the securities purchased by all of the Funds advised by the same investment adviser or sub-adviser did not exceed 25% of the principal amount of the offering.

__X__ The purchase price was not greater than 3% of the Fund's total assets.

__X__No underwriter which is an affiliate of the Fund's adviser or sub-adviser was a direct or indirect participant in, or benefited directly or indirectly from the purchase.

__X__The purchase was not part of a group sale (or part of the institutional pot), or otherwise allocated to the account of an officer, director, member of an advisory board, investment adviser or employee of the Fund or affiliated person thereof.

__X__Prior approval by President of the Fund and President or Managing Director of the investment adviser and/or sub-adviser.